UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2015

LendingClub Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-36771	51-0605731
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

71 Stevenson St., Suite 300, San Francisco CA 94105		94105
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (415) 632-5600

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 16, 2015, LendingClub Corporation (the “Company”) entered into a lease agreement (the “Lease”) with 595 Market Street, Inc. The leased space is comprised of 112,000 square feet across eight floors and the basement level of the building located at 595 Market Street, San Francisco, California 94105. The term of the Lease begins 90-150 days following delivery of the respective portions of the leased space, which is currently anticipated to occur in stages from June 1, 2015 to March 1, 2017. The expiration date of the Lease is 10 years following the beginning of the term for the lease of the 15th floor or 16th floor, whichever is later, subject to extension of the lease or termination with respect to the 15th and 16th floors. If the Lease is terminated at the Company’s option with respect to the 15th and 16th floors, the Lease will expire 10 years following the beginning of the term of the Lease of alternate floors at the option of the Company, or March 31, 2026 if no alternate floors are leased.

Lease payments are currently expected to be $0.4 million, $4 million and $6 million, respectively, for fiscal years 2015, 2016 and 2017. Expected annual lease payments are $7 million to $9 million from 2018-2025 and $2 million in 2026. The Company is also responsible under the Lease for its proportionate share of property-related taxes as well as its proportionate share of operating expenses in excess of a specified threshold amount.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under item 1.01 of this report is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LendingClub Corporation

April 22, 2015

	By:	/s/ CARRIE DOLAN
Carrie Dolan
Chief Financial Officer
(duly authorized officer)